Exhibit 99.1

Regency Centers Announces Fourth Quarter 2014 Results
Same Property NOI Grows 5.3% in the Fourth Quarter

JACKSONVILLE, Fla. (February 11, 2015) - Regency Centers Corporation (“Regency” or the “Company”) today announced financial and operating results for the quarter and year ended December 31, 2014.

Financial Results

Regency reported Core Funds From Operations (“Core FFO”) for the fourth quarter of $66.0 million, or $0.71 per diluted share, compared to $61.3 million, or $0.66 per diluted share, for the same period in 2013. For the twelve months ended December 31, 2014, Core FFO was $261.5 million, or $2.82 per diluted share, compared to $241.6 million, or $2.63 per diluted share, for the same period in 2013.

Funds From Operations (“FFO”) for the fourth quarter was $73.0 million, or $0.78 per diluted share. For the same period in 2013, the Company reported FFO of $60.2 million, or $0.65 per diluted share. For the twelve months ended December 31, 2014, FFO was $269.1 million, or $2.90 per diluted share, compared to $240.6 million, or $2.62 per diluted share, for the same period in 2013.

Regency reported net income attributable to common stockholders (“Net Income”) for the fourth quarter of $73.5 million, or $0.79 per diluted share, compared to Net Income of $46.3 million, or $0.50 per diluted share, for the same period in 2013. For the twelve months ended December 31, 2014, Net Income was $166.3 million, or $1.80 per diluted share, compared to $128.7 million, or $1.40 per diluted share for the same period in 2013.

Operating Results

For the three and twelve months ended December 31, 2014, Regency’s results for wholly-owned properties plus its pro-rata share of co-investment partnerships were as follows:

	Q4 2014	Full Year 2014
Percent leased - Same properties		95.8%
Percent leased - All properties		95.4%
Same property NOI growth without termination fees	5.3%	4.0%
Same space rental rate growth for spaces vacant less than 12 months	9.1%	11.9%
New Leases	16.9%	31.9%
Renewals	8.2%	8.2%

Portfolio Activity

Property Transactions

During the quarter, Regency sold one co-investment property for a gross sales price of $14.7 million. Regency’s share of the gross sales price was $7.4 million. The Company also sold five wholly-owned properties for $57.4 million.

As previously disclosed, during the quarter the Company and a co-investment partner acquired Broadway Market for a gross purchase price of $43.0 million. Regency’s share of the purchase price was $8.6 million. Also during the quarter, Regency acquired a co-investment partner’s 50% interest in Indian Springs Center for $26.6 million, including the assumption of $12.6 million of secured mortgage debt.

Developments and Redevelopments

At quarter end, the Company had seven projects in development with estimated net development costs of $232.2 million. The in-process developments were 50% funded and 87% leased and committed, including retailer-owned square footage. Regency completed two projects during the quarter, representing $67.3 million in net development costs.

During the quarter, the Company started the development of one project. The Village at La Floresta, located in the Los Angeles market, is an 87,000 square foot shopping center anchored by Whole Foods Market. The Company’s net investment at completion is estimated to be $33.1 million.

Regency also had 14 redevelopment projects in process at quarter end, representing a total estimated incremental investment upon completion of $67.5 million.

During 2014, Regency started 21 development and redevelopment projects with total estimated costs of approximately $240 million and a blended yield of 7.9%. The Company also delivered 18 development and redevelopment projects with incremental costs of approximately $140 million and a blended yield of 9.3%.

Balance Sheet

During the fourth quarter, the Company accessed its at-the-market common equity program generating gross proceeds of $55.0 million.

Subsequent to quarter end, the Company closed an underwritten public offering of 2,875,000 shares (subject to forward sales agreements) of its common stock, which included the underwriter’s full exercise of its option to purchase up to 375,000 additional shares of Regency’s common stock. The closing will result in approximately $193.8 million of gross proceeds (assuming each forward sale agreement is physically settled based on the offer price to the public of $67.40), before any underwriting discount and offering expenses. Settlement of the forward sale agreements will occur on one or more dates occurring no later than approximately 12 months after the date of the prospectus supplement relating to the offering.

Dividend

As previously announced, on January 14, 2015, Regency’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.485 per share, which represents an increase of 3.2%. The dividend is payable on March 5, 2015 to shareholders of record as of February 23, 2015.

Conference Call Information

In conjunction with Regency’s fourth quarter results, the Company will host a conference call on Thursday, February 12, 2015 at 11:00 a.m. EST. Dial-in and webcast information is listed below.

Fourth Quarter Conference Call
Date:	Thursday, February 12, 2015
Time:	11:00 a.m. EST
Dial#:	877-407-0789 or 201-689-8562
Webcast:	www.regencycenters.com under Investor Relations

Replay

Webcast Archive:     Investor Relations page under Webcasts & Presentations

Non-GAAP Disclosure

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income or as a measure of liquidity. Core FFO is an additional performance measure used by Regency as the computation of FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from FFO, but is not limited to: (a) transaction related gains, income or expense; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other non-core amounts as they occur. The Company provides a reconciliation of FFO to Core FFO.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO -
Actual (in thousands)

For the Periods Ended December 31, 2014 and 2013	Three Months Ended		Year to Date
	2014	2013	2014	2013
Net Income Attributable to Common Stockholders	$73,514	46,326	166,328	128,742
Adjustments to reconcile to Funds From Operations:
Depreciation and amortization (1)	46,123	46,184	184,750	173,497
Provision for impairment to operating properties(2)	557	—	983	6,000
Gain on sale of operating properties, net of tax (2)	(29,053)	(32,388)	(64,960)	(67,894)
Gain on remeasurement of investment in real estate partnership	(18,271)	—	(18,271)	—
Exchangeable operating partnership units	134	93	319	276
Funds From Operations	73,004	60,215	269,149	240,621
Dilutive effect of share-based awards	(88)	(106)	(389)	(403)
Funds from Operations for calculating Diluted FFO per Share	$72,916	60,109	$268,760	240,218

Funds From Operations	$73,004	60,215	$269,149	240,621
Adjustments to reconcile to Core Funds From Operations:
Development and acquisition pursuit costs (2)	486	1,113	2,598	2,704
Income tax benefit	(996)	—	(996)	—
Gain on sale of land (2)	(385)	(214)	(3,731)	(1,360)
Provision for impairment to land	474	—	699	—
Hedge ineffectiveness (2)	30	—	30	(21)
Early extinguishment of debt (2)	10	212	51	(325)
Gain on sale of AmREIT stock, net of costs	(6,610)	—	(5,960)	—
Dividends from investments	—	—	(334)	—
Core Funds From Operations	66,013	61,326	261,506	241,619
Dilutive effect of share-based awards	(88)	(106)	(389)	(403)
Core Funds From Operations for calculating Diluted Core FFO per Share	$65,925	61,220	$261,117	241,216

Weighted Average Shares For Diluted FFO per Share	93,456	92,275	92,562	91,581

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests
(2) Includes pro-rata share of unconsolidated co-investment partnerships

Reported results are preliminary and not final until the filing of the Company's Form 10-K with the SEC and, therefore, remain subject to adjustment.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO - Guidance

	Full Year
FFO and Core FFO Guidance:	2015
Net income attributable to common stockholders	$0.90	0.96
Adjustments to reconcile net income to FFO:
Depreciation and amortization	1.99	1.99
Funds From Operations	$2.89	2.95

Adjustments to reconcile FFO to Core FFO:
Development and acquisition pursuit costs	0.02	0.02
Core Funds From Operations	$2.91	2.97

The Company has published forward-looking statements and additional financial information in its fourth quarter 2014 supplemental information package that may help investors estimate earnings for 2015. A copy of the Company’s fourth quarter 2014 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-K for the year ended December 31, 2014. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 322 retail properties encompasses over 43.1 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.